Exhibit 99.1
FOR FURTHER INFORMATION
AT THE COMPANY:

Mike Falvey	Emily Anderson
VP, CFO	Media Inquiries
(617) 559-7363	(617) 559-7032
FOR IMMEDIATE RELEASE
Friday, July 6, 2007
Aspect Medical Announces Additional Share Repurchase
from Boston Scientific
NORWOOD, Mass.—July 6 , 2007—Aspect Medical Systems, Inc. (Nasdaq: ASPM) today announced that it had exercised an option to purchase 2.5 million shares of Aspect common stock held by Boston Scientific Corporation (NYSE: BSX) pursuant to the Termination and Repurchase Agreement, dated June 11, 2007, between Aspect and Boston Scientific. The purchase price for the repurchase is approximately $37.7 million.
     Under the terms of the Termination and Repurchase Agreement, Aspect and Boston Scientific concluded their neuroscience alliance, Aspect purchased 2.0 million shares of Aspect common stock held by Boston Scientific for approximately $32.0 million and Aspect obtained the right, for a period of six months following the date of the Agreement, to purchase, in one or more transactions, any or all of Boston Scientific’s position in Aspect at a price of $15.00 per share, or the average of the closing prices of Aspect stock over the 10 trading days up to and including the date on which Aspect exercises its right to repurchase, whichever is higher. As of the close of the market on July 5th, the date on which Aspect exercised its right to repurchase, the 10-day trailing average closing price of Aspect stock was $15.06. The closing of the repurchase is expected to occur on or about July 10, 2007.
     Following the repurchase, Boston Scientific’s holdings in Aspect common stock will be approximately 1.5 million shares, or approximately 9% of the total number of shares of Aspect common stock outstanding. In accordance with the Agreement, Aspect retains the option to purchase additional shares from Boston Scientific at any time during the six month period subsequent to June 11th. During this same period, Boston Scientific has agreed not to sell any of its Aspect stock, except to Aspect.
About Aspect Medical Systems, Inc.
     Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 20 million patients and has been the subject of more than 2,800 published articles and abstracts. BIS technology is installed in approximately 75 percent of hospitals listed in the July 2006 U.S News and World Report ranking of America’s Best Hospitals and in approximately 55 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 16 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with eight leading manufacturers of patient monitoring systems. The company is also investigating how other methods of analyzing brain waves may aid in the diagnosis and management of neurological diseases, including depression and Alzheimer’s disease.

Safe Harbor Statement
     Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve risks and uncertainties, including statements with respect to the Company’s plans to consummate the repurchase of shares of Boston Scientific Corporation common stock. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements including without limitation those set forth under the heading “Item 8.01. Other Events — Risk Factors” in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2007. In addition, any forward-looking statements represent the Company’s views only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. Therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com